Exhibit 10.1

Personal & Confidential

January 30, 2026

Jan Craps

Hong Kong

Dear Jan,

It is my pleasure to offer you employment with Lamb Weston (Hong Kong) Limited (the “Company”) with a start date of February 6, 2026. Please note that subject to receipt of your signed acceptance of this offer, as part of your employment duties with the Company, the Lamb Weston Holdings, Inc. (“Lamb Weston”) Board of Directors (the “Board of Directors”) will seek your appointment to the role of Executive Chair of Lamb Weston. The details of this offer are as follows:

1)	Position and Role. You agree that during your employment with the Company, the Company may in its discretion (but is not obligated to) arrange for you to be appointed to and require you to perform the role of Executive Chair of Lamb Weston or such other roles and tasks within the Company and its associated companies (collectively, the “Group” and each a “Group Company”) as the Company may from time to time require, subject to the constitutional documents of each relevant Group Company. You agree to accept, undertake, and where directed, resign from such appointments, roles, and tasks as directed by the Company in writing from time to time, without claiming any additional compensation. For clarity, your employment is exclusively with the Company, and neither your appointment as Executive Chair of Lamb Weston nor any office within other Group Companies, nor your service to such other Group Companies, shall give rise to any employer-employee relationship between you and any Group Company other than the Company.

2)	Salary and Benefits. You will be entitled to receive a monthly salary of HKD17,200, payable in accordance with normal payroll practices of the Company. You will be entitled to the same amount of vacation (25 vacation days per calendar year) as other senior executives at Lamb Weston. All other employment benefits and entitlements will be provided in accordance with Hong Kong law, including the Employment Ordinance (Cap. 57) and 100% of the applicable monthly sickness allowance thereunder. Both you and the Company will contribute to a Mandatory Provident Fund scheme in accordance with the Mandatory Provident Fund Schemes Ordinance (Cap. 485). Additionally, you and your eligible dependents will be eligible to receive medical insurance benefits under Lamb Weston’s global insurance plan subject to your enrollment in such plan. You will also be eligible for participation in Lamb Weston’s Executive Leadership Team financial planning and tax preparation reimbursement program, which currently provides certain senior executives with the reimbursement of the cost of such services up to US $10,000 annually. Any such reimbursements will be paid in accordance with, and at such times, as set forth in the program’s written documentation. Lastly, to the extent that you become a U.S. tax resident during the term, and as a result of, your employment with the Company, in order to eliminate tax inequities on equity-based income and non-compete payments earned by you as a result of prior employment (the “Prior Income”) that would have otherwise not been subject to taxation in the U.S., the Company agrees to provide you with tax equalization payments (plus any tax-gross-up payments on such amounts) during the term of your employment in a total amount not to exceed US $1,000,000 plus applicable tax gross-up amounts, subject to your continued employment with the Company through each payment date. If you become eligible to receive such tax equalization payments, by April 1 of each year during the term of your employment, you will be required to provide the Company with an accounting of your annual tax liability for the prior calendar year with respect to the Prior Income, and following the receipt of each such accounting, the Company shall make a lump sum cash payment to you in an amount equal to the excess tax liability owed in the U.S. over the taxes owed in Hong Kong for the applicable tax year with respect to the Prior Income (less any applicable withholding) on the last payroll date in May of the year following the year to which the tax liability was incurred.

3)	Work Location. You are required to work in the Company’s offices in Hong Kong and such other locations as required for the business of the Group. Your employment is conditional at all times upon you being lawfully permitted to reside in and work for the Company in Hong Kong.

4)	Annual Equity Program: You will be eligible for an annual equity award subject to Lamb Weston’s 2016 Stock Plan, as amended and restated (or any successor plan), and applicable award agreement. All grant recommendations are subject to approval from the Compensation and Human Capital Committee of the Board of Directors. The annual grant value for this position is currently targeted at US $3,150,000 and will be delivered in 3-year cliff vesting restricted stock units (RSUs).

5)	Sign-on Equity: Upon the approval of the Compensation and Human Capital Committee of the Board of Directors, or its Delegate, you will receive a sign-on grant of a stock option with respect to 750,000 shares of Lamb Weston stock (“Sign-on Stock Options”) subject to the provisions of Lamb Weston’s Inducement Stock Plan and applicable award agreement. Subject to your continued service on the vesting date, the Sign-on Stock Options will cliff vest 100% at the end of 3 years from the start date and expire 5 years from the grant date. The grant date for these Sign-on Stock Options will be the nearest available NYSE trading day in an available open trading window following your date of hire. The exercise strike price will be the closing NYSE stock price on the date of grant.

6)	One-time Supplemental Incentive Award: Upon the approval of the Compensation and Human Capital Committee of the Board of Directors, or its Delegate, you will receive a grant of RSUs and stock options subject to the provisions of Lamb Weston’s Inducement Stock Plan and applicable award agreements, the vesting and exercise terms of which are summarized below. The grant date for these RSUs and stock options will be the nearest available NYSE trading day in an available open trading window following your date of hire and the approval by the Compensation and Human Capital Committee, whichever is later.

a.	17,647 shares of RSUs will be awarded and, subject to your continued service on the vesting date, will cliff vest at the end of 3 years from the start date.

b.	Stock options at specified exercise strike prices shown below will be awarded. These awards all cliff vest at the end of 3 years from the start date and expire 5 years from the grant date, subject to your continued service on the vesting date.

i.	128,571 shares subject to stock option with exercise strike price at $60.00

ii.	128,571 shares subject to stock option with exercise strike price at $75.00

iii.	110,204 shares subject to stock option with exercise strike price at $85.00

7)	Stock Purchase Requirement and Matching RSUs: Subject to the approval by the Compensation and Human Capital Committee, Lamb Weston will provide a one-for-one share match of Lamb Weston common stock purchased by you in the form of 3-year cliff vesting RSUs subject to the provisions of Lamb Weston’s Inducement Stock Plan and applicable award agreement, and contingent on you holding the purchased shares for the duration of the matching RSU vesting period. You agree that you will purchase a minimum of 250,000 shares of Lamb Weston common stock by the end of calendar year 2026. Additional shares purchased in 2026 above the minimum requirement up to 300,000 shares will also be eligible for the one-for-one share match. You may purchase shares only during Lamb Weston’s open trading windows and in compliance with Lamb Weston’s Insider Trading Policy. Matching RSUs will be granted as soon as administratively feasible following purchase and only during open trading windows. This benefit offering will expire at the end of calendar year 2026.

8)	Change of Control Severance Plan: You will be eligible to participate in the Lamb Weston Holdings, Inc. Change of Control Severance Plan (the “Plan”) as a Tier I Participant in the Plan, subject to being an Eligible Employee on the date of a Qualifying Termination and other terms and conditions set forth in the Plan. Additional information about the Plan will be emailed to you upon receipt of your signed offer letter.

9)	Contingency and Term: This offer of employment is contingent upon your successful completion of our pre-employment screening. The term of your employment will automatically expire on the 3rd anniversary of your start date (if not otherwise terminated earlier), and your employment will terminate as of the end of such date (the “Term Expiration Date”), unless your employment term is extended by mutual agreement between the Company and you.

10)	Termination. Notwithstanding clause 9 above, the Company may, in its absolute discretion, terminate your employment at any time by giving you one month’s notice or by making a payment in lieu of notice. Upon termination of your employment with the Company, you agree to forthwith resign from any and all positions held by you in the Group without any claim for compensation, in accordance with the constitutional documents of each relevant Group Company. In the event of your failure to do so within seven (7) days from the date of termination of your employment, you hereby irrevocably appoint the Company to be your attorney in your name and on your behalf to execute such resignations and any other documents necessary to give effect to such resignations to each relevant Group Company. The granting and vesting of awards described in this letter are subject to your continued employment except as described herein. Upon (i) a termination of your employment by the Company without Cause prior to the Term Expiration Date or (ii) the completion of your continuous employment as an employee in Good Standing through and as of the Term Expiration Date, any unvested stock and option awards contemplated in this offer letter will continue to vest on the original vesting dates, and vested unexercised stock options will remain exercisable until the original expiration date, subject in all cases of (i) and (ii) above to your execution of a release and separation agreement in a form provided by the Company and your continued compliance with any restrictive covenant obligations. “Cause” for purposes of this letter shall have the meaning given to such term in the Plan and shall also include your failure to materially comply with the terms of this letter. “Good Standing” means that you are not, at the relevant time, the subject of a disciplinary investigation by the Group that may constitute “Cause”.

11)	No Implied Anti-Avoidance Term. The parties agree that, other than by statute, no term should be implied into this letter (based on the presumed intention of the parties, obvious inference or otherwise) which in any way limits or restricts the right or circumstances in which the Company may give notice pursuant to the above provisions. This includes any so-called “anti-avoidance” implied term and/or where the giving of such notice may limit or remove an entitlement to qualify for, or to be considered for an element of remuneration.

12)	Governing Law and Dispute Resolution. This letter is governed by and is to be construed in accordance with the laws of Hong Kong. Any dispute, controversy, difference or claim arising out of or relating to this letter, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non- contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be one.

13)	Section 409A of the U.S. Internal Revenue Code. To the extent Section 409A of the U.S. Internal Revenue Code (“Section 409A”) applies to you, with respect to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits that are deferred compensation subject to Section 409A, (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (c) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

Upon acceptance of this offer, please sign an original copy of this letter and complete any attached addendums, if applicable, and return with the signed letter within three days of receipt, acknowledging your acceptance and anticipated employment date. On your employment start date you will be provided with additional onboarding documentation for your execution including the Company’s standard restrictive covenant agreement containing confidentiality and other requirements. Your Human Resources representative will be in contact with you prior to your first day of employment, or you may contact Steve Younes at any time during the process at +1 XXX XXX XXXX.

We look forward to your favorable response, which you can indicate by signing and returning a copy of this letter. Jan, you’ve made an excellent choice, and I look forward to your joining the team. Please contact me or Steve Younes if you have any questions about our offer.

Sincerely,

/s/ Bradley A. Alford

Bradley A. Alford

Chairman of the Board of Directors

On behalf of Lamb Weston (Hong Kong) Limited

Enclosures

cc: Peter Bensen, Steven Younes

Offer Acceptance

I accept this offer of employment and the terms of this letter.

Signed, Sealed, and Delivered by:

Signature /s/ Jan Craps
Name: Jan Craps
Date January 31, 2026